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                                    October 28, 1999



Securities and Exchange Commission
Washington, DC 20549


We were previously the independent accountants for ThermoView Industries, Inc., and on July 8, 1998, August 10, 1998, July 8, 1998, July 23, 1998, and
December 30, 1998, we reported on the financial statements of ThermoView Industries, Inc. (formerly Thermo-Tilt Window Company), American Home Developers Co., Inc., Primax Window Company, Inc., The Rolox Companies, Inc., and Five Star Builders, Inc., respectively, as of and for each of the two
years in the period ended December 31, 1997.   On February 5, 1999, we
reported on the financial statements of American Home Remodeling as of December 31, 1997 and for the year then ended. In November 1998, we were dismissed as independent accountants of ThermoView Industries, Inc.

We have read ThermoView Industries, Inc.'s statement regarding that there were no disagreements between Singer Lewak Greenbaum & Goldstein LLP and ThermoView Industries, Inc. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and that there were no reportable events relating to the relationship between Singer Lewak Greenbaum & Goldstein LLP and ThermoView Industries, Inc., and we agree with such statement included on Page 66 in its Amendment No. 2 to the Registration Statement (Form S-1 No. 333-84575).

                            /s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP